                                                                   EXHIBIT 4.3.3



                     SUBORDINATION AND AMENDMENT AGREEMENT


     SUBORDINATION AND AMENDMENT AGREEMENT dated as of February 20, 1998 among HUGHES ELECTRONICS CORPORATION (together with its successors and assigns, "Hughes Electronics"), PANAMSAT CORPORATION (the "Borrower") and CITICORP USA, INC., as Administrative Agent for the Lenders under the Credit Agreement referred to below (in such capacity, the "Administrative Agent").

                                    RECITALS

     (1) The Borrower has entered into the Credit Agreement dated as of February 20, 1998, with certain financial institutions (collectively, including without limitation any entity acquiring the rights of a "Lender" under the Credit Agreement after the date hereof, the "Lenders"), each of the Co-Documentation Agents party thereto and the Administrative Agent (as from time to time amended, the "Credit Agreement"), providing among other things for the making of advances by the Lenders to the Borrower (the "Advances") in an aggregate principal amount at any one time outstanding up to $500,000,000.

     (2) Hughes Electronics has entered into the Loan Agreement dated as of May 15, 1997 with the Borrower (as from time to time amended, the "Hughes Loan Agreement") pursuant to which Hughes Electronics has extended a credit facility in the amount of $1,725,000,000 to the Borrower evidenced by the promissory note dated May 15, 1997 (as from time to time amended, the "Hughes Note").

     (3) It is a condition precedent to the effectiveness of the Credit Agreement that Hughes Electronics and the Borrower shall have executed and delivered an agreement in substantially the form hereof. Accordingly, the parties agree as follows:

     (S)1. Definitions. Except as otherwise expressly provided herein, terms defined in the Credit Agreement have their respective defined meanings when used herein. In addition, as used herein the following terms shall have the following respective meanings:

     "Excess Cash Flow" shall mean, for any period, with respect to the Borrower and its consolidated Subsidiaries on a consolidated basis, the sum of (a) net income plus (b) cash taxes plus (c) depreciation and amortization plus (d) non-cash charges plus (or minus, as the case may be) (e) change in the level of working capital and minus (f) the aggregate amount of capital expenditures made during such period, all determined in accordance with GAAP. For purposes of this definition, "working capital" means the excess, if any, of current assets (excluding cash) over current liabilities, determined in accordance with GAAP.

     "Final Payment Date" shall mean, with respect to the Senior Obligations, the date of the final payment in full in cash of the principal thereof and interest thereon and all other amounts now or hereafter payable or becoming payable in connection therewith.

     "Pay" and "Payment" shall mean, with respect to the Subordinated Obligations or any of them, any payment or prepayment or other distribution on or in respect of the Subordinated Obligations or any portion thereof, whether in cash, securities or other property, by set-off, by purchase or redemption thereof, by defeasance thereof, by the provision of a sinking fund or otherwise.

     "Senior Obligations" shall mean, collectively, all present and future obligations of the Borrower to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents, including without limitation the obligations of the Borrower thereunder to pay the principal of and interest (including, without limitation, interest accruing after the date of any filing by the Borrower of any petition in bankruptcy or the commencement of any bankruptcy, insolvency, reorganization or similar proceedings with respect to the Borrower whether or not allowed as a claim in such proceedings) on the Advances and all other amounts whatsoever payable or becoming payable under or in respect of the Credit Agreement and the other Loan Documents, whenever incurred, accruing or arising.

     "Subordinated Obligations" shall mean, collectively, all present and future obligations of the Borrower to Hughes Electronics under the Hughes Loan Agreement and the Hughes Note, including without limitation the obligations of the Borrower to pay the principal of and interest (including, without limitation, interest accruing after the date of any filing by the Borrower of any petition in bankruptcy or the commencement of any bankruptcy, insolvency, reorganization or similar proceedings with respect to the Borrower whether or not allowed as a claim in such proceedings) on the Hughes Note and any and all other amounts whatsoever from time to time owing or becoming owing to Hughes Electronics by the Borrower under the Hughes Loan Agreement and the Hughes Note, whenever incurred, accrued or arising.

     (S)2. Amendment of Hughes Loan. The Maturity Date (as defined in the Hughes Loan Agreement and for all purposes of the Hughes Note) of the Hughes Loan is hereby amended to be June 24, 2003.

     (S)3. Subordination. Hughes Electronics hereby agrees with the Administrative Agent for the benefit of the Administrative Agent and the Lenders that except as expressly permitted by (S)4 hereof, (a) the Subordinated Obligations are and shall be subordinated and subject in right of payment to the prior payment in full of the Senior Obligations to the extent provided in (S)4 hereof, (b) Hughes Electronics will not ask, demand, accelerate, sue for, take or receive from the Borrower, by set-off or in any other manner, any Payment of the whole or any part of the Subordinated Obligations or any security therefor, and (c) Hughes Electronics will not, without the prior written consent of the Required Lenders, agree or consent to any amendment, waiver or other modification of any provision of the Hughes Loan Agreement or the Hughes Note if such amendment, waiver or modification would (i) increase the amount or change the time of payment of any sum payable by the Borrower thereunder or otherwise increase any of the obligations of the Borrower thereunder or (ii) adversely affect in any way the rights or remedies of the Administrative Agent and the Lenders. Hughes Electronics hereby directs the Borrower to make such prior payment of the Senior Obligations.

     (S)4. Payments. (a) Until the Final Payment Date, Hughes Electronics and the Borrower agree with the Administrative Agent for the benefit of the Administrative Agent and the Lenders that the Borrower shall not make and Hughes Electronics shall not be entitled to receive or retain any Payment in respect of any principal of the Subordinated Obligations except to the extent expressly permitted by (S)4(b) and (c) hereof.

     (b) The Borrower may, subject to the terms of (S)(S)5 and 6 hereof, make payments of principal of the Hughes Note on or after January 1, 2001, in an aggregate amount not exceeding in any fiscal year of the Borrower an amount equal to 50% of Excess Cash Flow for the preceding fiscal year of the Borrower, as set forth in the annual financial statements of the Borrower provided pursuant to Section 5.03(c) of the Credit Agreement; provided, that no payment of principal under this Section 4(b) shall be permitted at any time when the Borrower Debt Rating is lower than BBB in the case of S&P or Baa2 in the case of Moody's.

     (c) The Borrower may at any time, subject to the terms of (S)(S)5 and 6 hereof, make payments of principal of the Hughes Note out of the proceeds of (i) any issuance by the Borrower of shares of capital stock and (ii) any issuance by the Borrower of Subordinated Debt.

     (d) The Borrower may, subject to (S)(S)5 and 6 hereof, make payments of interest on the Hughes Note at a rate per annum not exceeding the interest rate per annum applicable to the Advances,
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plus additional interest at a rate not exceeding the rate at which facility fee is payable under Section 2.07 of the Credit Agreement as in effect from time to time.

     (e) Hughes Electronics agrees that it will not take any guaranty of or security for the Subordinated Obligations or any or them, unless in the case of a guaranty such guaranty is subject to the provisions of this Agreement.

     (f) Hughes Electronics will give to the Administrative Agent at least 15 days' prior written notice of any request by Hughes Electronics pursuant to the Hughes Loan Agreement that the Borrower seek refinancing for or in respect of the Hughes Note (it being understood that the Senior Debt must be paid in full prior to any such refinancing).

     (S)5. Distribution, Etc. In furtherance of, and to make effective, the subordination provided for herein, Hughes Electronics agrees with the Administrative Agent for the benefit of the Administrative Agent and the Lenders as follows:

     (a) In the event of any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of the Borrower, or upon any indebtedness of the Borrower, by reason of any Event of Default specified in Section 6.01(f) of the Credit Agreement relating to the Borrower, then and in any such event and during the continuance thereof:

     (i) any Payment which but for this Agreement would be payable or deliverable upon or with respect to the Subordinated Obligations or any of them (including without limitation any Payment payable to Hughes Electronics under any agreement relating to the subordination of any other indebtedness to the payment of the Subordinated Obligations) shall instead be paid or delivered directly to the Administrative Agent for application to the Senior Obligations; and

     (ii) Hughes Electronics hereby irrevocably authorizes and empowers the Administrative Agent to demand, sue for, collect and receive every such Payment and give acquittances therefor, and to file and/or vote claims and take such other proceedings, in the Administrative Agent's own name or in the name of Hughes Electronics or otherwise, as the Administrative Agent may deem necessary or advisable for the enforcement of this Agreement; and Hughes Electronics agrees duly and promptly to take such action as may be reasonably requested by the Administrative Agent to assist in the collection of the Subordinated Obligations for the account of the Administrative Agent and the Lenders, and/or to file appropriate proofs of claim in respect of the Subordinated Obligations, and to execute and deliver to the Administrative Agent on demand such powers of attorney, proofs of claim, assignments of claim or other instruments as may be requested by the Administrative Agent to enable the Administrative Agent to (x) enforce any and all claims upon or with respect to the Subordinated Obligations, and (y) to collect and receive any and all Payments which may be payable or deliverable at any time upon or with respect to the Subordinated Obligations.

     (b) If any Payment shall be received by Hughes Electronics upon or in respect of the Subordinated Obligations in contravention of the provisions of this (S)5 or of (S)4 or (S)6 hereof, Hughes Electronics will forthwith deliver the same to the Administrative Agent in precisely the form received (except for the endorsement or assignment of Hughes Electronics where necessary), for application to the Senior Obligations, whether then due or not due, and, until so delivered, the same shall be held in trust by Hughes Electronics for the sole benefit of the Administrative Agent and the Lenders. In the event of the failure by Hughes Electronics to make any such endorsement or assignment, the Administrative Agent, or any of its officers or employees, is hereby irrevocably authorized to make the same.

     (c) Any Payment received by Hughes Electronics that was not made or received in contravention of the provisions of this (S)5 or of (S)4 or (S)6 hereof may be retained by Hughes Electronics.

     (S)6. Event of Default. Hughes Electronics and the Borrower agree with the Administrative Agent for the benefit of the Administrative Agent and the Lenders that if there shall occur an Event of Default, no Payment shall be made on or in respect of the Subordinated Obligations or any portion thereof, whether of principal, interest or otherwise, until such time as the Administrative Agent notifies Hughes Electronics in writing that such Event of Default has been remedied, after which the Borrower may resume making required Payments (to the extent permitted by (S)(S)4 and 5 hereof) in respect of the Subordinated Obligations in accordance with the terms of the Hughes Note (including without limitation any missed Payments). Without prejudice to the foregoing provisions of this (S)6, the Administrative Agent will give Hughes Electronics and the Borrower prompt notice of the occurrence of any Event of Default.

     (S)7. Continuing Subordination, Etc. The subordination effected by this Agreement is a continuing subordination, and Hughes Electronics hereby agrees that at any time and from time to time without notice to it the Administrative Agent or the Lenders may:

     (a) change the manner, place or terms of payment or change or extend the time of payment of, or renew, exchange, amend or alter, the terms of any Senior Obligation, any security therefor or guarantee thereof or any liability of the Borrower or any other Person to the Administrative Agent or the Lenders, or any liability incurred directly or indirectly in respect thereof, or otherwise amend, renew, exchange, modify or supplement in any manner the Senior Obligations (without prejudice to the limitation on subordination set forth in the proviso in the definition of "Senior Obligations"), any Loan Document or any instrument evidencing or guaranteeing or securing the same or any agreement under which the Senior Obligations are outstanding; provided, that the Administrative Agent and the Lenders will not amend or modify the terms of the Senior Debt in a way that (i) increases the principal amount of the Senior Debt beyond an aggregate amount of $500,000,000, or (ii) increases the rate of interest on the Senior Debt (except as set forth in the Credit Agreement), or
(iii) extends the Commitment Termination Date;

     (b) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and any order any property securing the Senior Obligations or any liability of the Borrower or any other Person to the Administrative Agent or the Lenders, or any liability incurred directly or indirectly in respect thereof;

     (c) settle or compromise any Senior Obligation or any other liability of the Borrower or any other Person in respect of the Senior Obligations to the Administrative Agent or the Lenders or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including without limitation, the Senior Obligations) in any manner or order; and

     (d) fail to take or to record or otherwise perfect, for any reason or for no reason, any Lien securing the Senior Obligations by whomsoever granted, exercise or delay in or refrain from exercising any right or remedy against the Borrower or any other Person or any security, elect any remedy and otherwise deal freely with the Borrower and any guarantor of or security for the Senior Obligations or any liability of the Borrower or any guarantor to such holder or any liability incurred directly or indirectly in respect thereof.

     The Borrower agrees to notify Hughes Electronics of each of the events described in paragraphs (a) through (d) above; provided, that failure by the Borrower so to notify Hughes Electronics shall not in any way affect the rights of the Administrative Agent or the Lenders under this Agreement.

     (S)8.  Covenants.

     (a) Hughes Electronics agrees that it will not transfer, assign, pledge or encumber the Subordinated Obligations or any part thereof except to General Motors Corporation or any Affiliate thereof, provided that in connection with any such transaction, the respective instrument of assignment specifically provides that the assignee takes the Subordinated Obligations or such part thereof subject to the provisions of this Agreement and such assignee executes and delivers to the Administrative Agent an instrument in form and substance satisfactory to the Administrative Agent pursuant to which such assignee agrees to be bound by the provisions of this Agreement.

     (b) Hughes Electronics agrees that it will give not less than ten (10) days' prior written notice to the Administrative Agent in accordance with
Section 19 hereof of any acceleration by Hughes Electronics of the maturity of the Subordinated Obligations or any thereof (without prejudice to the provisions of (S)(S)3, 4, 5 and 6 hereof).

     (c) Nothing in this Agreement shall limit the right of the Administrative Agent and the Lenders to pursue any of their rights and remedies under the Credit Agreement or the Loan Documents or applicable law at such times and in such manner as they may determine.

     (S)9. Waiver of Notice. Hughes Electronics hereby unconditionally waives notice of the incurrence of the Senior Obligations or any part thereof and waives notice of reliance by the Administrative Agent or the Lenders upon the subordination of the Subordinated Obligations to the Senior Obligations.

     (S)10. Representations and Warranties. Hughes Electronics hereby represents and warrants that (i) it is a corporation duly incorporated and validly existing under the laws of Delaware; (ii) its making and performance of this Agreement have been duly authorized by all necessary action on its part;
(iii) the making and performance by it of this Agreement do not violate any provision of applicable law or regulation or any contract or agreement to which it is a party; and (iv) this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

     (S)11. Subrogation. On the Final Payment Date, Hughes Electronics shall, to the extent of any amounts paid to the Administrative Agent hereunder, be subrogated to the rights of the Administrative Agent and the Lenders to receive, accept and retain distributions of assets of the Borrower, or Payments by or on behalf of the Borrower, made on the Senior Obligations, until the Subordinated Obligations shall be paid in full. For purposes solely of such subrogation, no Payments to the Administrative Agent or the Lenders to which Hughes Electronics would be entitled but for the provisions hereof, pursuant to the provisions hereof, to the Administrative Agent or the Lenders by Hughes Electronics shall, as between the Borrower, their creditors other than the Administrative Agent or the Lenders, and Hughes Electronics, be deemed to be a payment or distribution by the Borrower on account of the Senior Obligations.

     (S)12. Benefit of Subordination Provisions. The subordination provisions of this Agreement are intended solely to define the relative rights of Hughes Electronics and its successors and assigns on the one hand and the Administrative Agent and the Lenders and their successors and assigns on the other hand, and nothing contained herein shall impair, as between the Borrower and Hughes Electronics, the obligations of the Borrower (which are absolute and unconditional) to pay the Subordinated Obligations as and when the same shall become due and payable in accordance with the terms thereof, or affect the relative rights against the Borrower of Hughes Electronics and creditors of the Borrower other than the Administrative Agent and the Lenders.

     (S)13. Reinstatement. If at any time any payment in respect of the Senior Obligations (or in respect of any Subordinated Obligation that was paid over to the Administrative Agent) is rescinded or must otherwise be restored or returned by the Administrative Agent or any of the Lenders in connection with any bankruptcy, insolvency, reorganization or similar proceeding, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or Hughes Electronics or any substantial part of the Borrower's or Hughes Electronics' property, the obligations of Hughes Electronics under this Agreement shall continue to be effective, or be reinstated as of the time such payment in respect of the Senior Obligations is so rescinded or must otherwise be restored, as the case may be, all as though such payment had not then been made.

     (S)14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be identical and all of which, when taken together, shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

     (S)15. No Waiver. No failure on the part of the Administrative Agent or any Lender to exercise, no delay in exercising, and no course of dealing with respect to, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. This Agreement may not be amended or modified except by written agreement of the Borrower, Hughes Electronics and the Administrative Agent, and no consent or waiver hereunder shall be valid unless in writing and signed by the Administrative Agent.

     (S)16. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns, and each holder from time to time of any of the Senior Obligations or Subordinated Obligations.

     (S)17. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.

     (S)18. Submission to Jurisdiction; Waiver of Jury Trial. Hughes Electronics hereby submits, to the fullest extent permitted by law, to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or any of the other documents or the transactions contemplated hereby or thereby, and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court, any claim that any such proceeding brought in such a court has been brought in any inconvenient forum and any claims or defenses arising from or related to any theory of sovereign immunity. EACH OF HUGHES ELECTRONICS, THE BORROWER AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     (S)19. Miscellaneous. All notices, requests and demands to or upon a party hereto to be effective shall be in writing, shall be sent by certified or registered mail, return receipt requested, or by telecopier or delivered by hand or by a recognized overnight courier service and shall be deemed to have been validly served, given or delivered when delivered against receipt or, in the case of telecopy notice, when sent, or, in the case of telex, when the appropriate answerback received, addressed as follows:

     If to Hughes Electronics:

     Hughes Electronics Corporation
     7200 Hughes Terrace
     Mail Station A-135, Building C-1
     P.O. Box 45066
     Los Angeles, CA 90045-0066
     Attention:  Edward B. Clarkson, Assistant Treasurer
     Telephone:  310-568-6190
     Facsimile:  310-568-6386

     If to the Administrative Agent:

     Citicorp USA, Inc.

     725 South Figueroa Street
     Fifth Floor
     Los Angeles, CA 90017
     Attention:    Walter L. Larsen
     Telephone:  213-239-1501
     Facsimile:  213-623-3592

     If to PanAmSat:

     PanAmSat Corporation
     One Pickwick Plaza
     Greenwich, CT  06830
     Attention:  Kenneth N. Heintz
     Telephone:  203-622-6664
     Facsimile:  203-622-9163

or to such other address as each party may designate for itself by like notice given in accordance with this (S)19.

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.


                                       HUGHES ELECTRONICS CORPORATION


                                       By       Edward B. Clarkson
                                     ------------------------------------------
                                        Title:  Assistant Treasurer


                                       PANAMSAT CORPORATION



                                       By      Kenneth N. Heintz
                                     ------------------------------------------
                                        Title:


                                       CITICORP USA, INC.,
                                        as Administrative Agent


                                       By     [Signature Illegible]
                                     ------------------------------------------
                                        Title:  Attorney-in-Fact